EXHIBIT 77C
OPPENHEIMER GLOBAL MULTI-ALTERNATIVES FUND

SPECIAL SHAREHOLDER MEETING (Unaudited)

On March 4, 2015, a shareholder meeting of Oppenheimer Global Multi-Alternatives Fund (the “Fund”) was held at which proposals were approved as described in the Fund’s proxy statement dated January 9, 2015.  The following is a report of the votes cast:

Proposal 1:  To approve an amended investment advisory agreement for the Fund.

For                              Against                                Abstain
2,593,757                              23,022                                43,870

Proposal 2:  To approve a new investment sub-sub-advisory agreement between OppenheimerFunds, Inc. and OFI SteelPath, Inc.

For                              Against                                Abstain
2,597,911                              20,011                                42,727

Proposal 3:  To approve a new investment sub-sub-advisory agreement between OppenheimerFunds, Inc. and Cornerstone Real Estate Advisers LLC.
For                              Against                                Abstain
2,594,309                              18,615                                47,726

Proposal 4:  To approve the implementation of a manager of managers arrangement with respect to the Fund.
For                              Against                                Abstain
2,584,498                              25,355                                50,796

Proposal 5:  To approve the election of each of Elizabeth Krentzman, Arthur P. Steinmetz, and Daniel Vandivort as Trustee for the Fund.

Nominees	For	Withheld

Elizabeth Krentzman                     3,811,582                            24,422

Arthur P. Steinmetz                       3,782,007                            53,997

Daniel Vandivort                           3,810,961                            25,043